OPPENHEIMER EQUITY INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

OPPENHEIMER EQUITY INCOME FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended (the “1940 Act”).

SECOND:  The Board of Directors has duly classified 100,000,000 shares of undesignated common stock, par value $.0001 per share (the “Common Stock”), of the Corporation into a new class of Common Stock of the Corporation designated as “Class I shares” and has provided for the issuance of such class.

THIRD:  The terms of the Class I shares (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as established by the Board of Directors are as set forth in Article V of the charter of the Corporation (the “Charter”) for all other classes of Common Stock of the Corporation. Pursuant to the Charter, the Board of Directors may establish such fees and sales charges in accordance with the 1940 Act and the applicable rules and regulations of the Financial Industry Regulatory Authority.

FOURTH:  As of immediately before the reclassification:

(a)  The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000,000,000 (one billion) shares of Common Stock, of which 300,000,000 (three hundred million) are not classified and 700,000,000 (seven hundred million) are classified as a series of Common Stock designated the “Oppenheimer Equity Income Fund”, consisting of five classes of common stock designated as 300,000,000 (three hundred million) Class A shares, 100,000,000 (one hundred million) Class B shares, 100,000,000 (one hundred million) Class C shares, 100,000,000 (one hundred million) Class N shares, and 100,000,000 (one hundred million) Class Y shares.

(b)  The aggregate par value of all shares of stock of the Corporation having a par value is $100,000.

FIFTH:  As reclassified:

(a)  The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000,000,000 (one billion) shares of Common Stock, of which 200,000,000 (two hundred million) are not further classified and 800,000,000 (eight hundred million) are classified as a series of Common Stock designated the “Oppenheimer Equity Income Fund”, consisting of six classes of common stock designated as 300,000,000 (three hundred million) Class A shares, 100,000,000 (one hundred million) Class B shares, 100,000,000 (one hundred million) Class C shares, 100,000,000 (one hundred million) Class N shares, 100,000,000 (one hundred million) Class Y shares, and 100,000,000 (one hundred million) Class I shares.

(b)  The aggregate par value of all shares of stock of the Corporation having a par value is $100,000.

SIXTH:  The Class I shares have been classified by the Board of Directors under the authority contained in the Charter.  These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

IN WITNESS WHEREOF, OPPENHEIMER EQUITY INCOME FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on February 21, 2012.

WITNESS:	OPPENHEIMER EQUITY INCOME FUND, INC.

/s/Taylor V. Edwards	By:	/s/Christina Nasta
Taylor V. Edwards, Assistant Secretary		Christina Nasta, Vice President & Chief Business Officer

THE UNDERSIGNED, Vice President of OPPENHEIMER EQUITY INCOME FUND, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties for perjury.

/s/Christina Nasta
Christina Nasta, Vice President & Chief Business Officer